     CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
OUTPUT and SUPPLY AGREEMENT
     This Output and Supply Agreement (this “Agreement”), dated as of November 5, 2009 (the “Effective Date”), is entered into by and among WVA Manufacturing, LLC, a limited liability company established under the laws of the State of Delaware (“Alloy JV”), Dow Corning Corporation, a Michigan corporation (“DCC”), Globe Metallurgical Inc., a Delaware corporation (“GMI”) (DCC and GMI, each a “Customer”), and, solely for purposes of Section 12.13, Globe Specialty Metals, Inc., a Delaware corporation (“Globe”).
W I T N E S S E T H:
     WHEREAS, DCC and Globe, the parent of GMI, have entered into that certain Purchase Agreement, dated as of November 5, 2009 (the “Purchase Agreement”), pursuant to which DCC acquired forty-nine percent (49%) of the equity interests in Alloy JV. Two wholly-owned subsidiaries of Globe own, in the aggregate the remaining fifty-one percent (51%) of the equity interests in Alloy JV;
     WHEREAS, Dow Corning Enterprises, Inc., GSM Alloys I Inc. and GSM Alloys II Inc. entered into that certain Amended and Restated Limited Liability Company Operating Agreement, dated as of November 5, 2009, setting forth certain governance terms relating to the operation of Alloy JV (the “Joint Venture Agreement”); and
     WHEREAS, the Purchase Agreement requires Alloy JV, DCC and GMI to execute this Agreement on or prior to the Closing Date (as defined in the Purchase Agreement) setting forth the terms upon which Alloy JV will produce and supply metallurgical and/or chemical-grade casted silicon to DCC and GMI, and dedicate its entire output to such parties.
     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
PRODUCT
          Section 1.1 Product. Alloy JV shall produce metallurgical and/or chemical-grade casted silicon for each Customer that meets the Product quality specifications of such Customer as set forth in the DCC Specifications and the GMI Specifications (in each case as defined below). Each such product, as well as any other products produced hereunder on behalf of a Customer pursuant to such Customer’s Specifications, is referred to as a “Product.” DCC’s Product specifications are those final specifications, as designated by the DCC quality team, that DCC has delivered to Alloy JV prior to the Effective Date and that have been signed by each of DCC and Alloy JV (as modified in accordance with the terms hereof, the “DCC Specifications”). GMI’s Product specifications are those final specifications, as designated by the GMI quality team, that GMI has delivered to Alloy JV prior to the Effective Date and that have been signed by each of GMI and Alloy JV (as modified in accordance with the terms hereof, the “GMI

Specifications” and, together with DCC’s Specifications, the “Specifications”). Each Customer may modify its Specifications from time to time in accordance with Section 5.1(b), provided that to the extent that such modifications require amending any of the terms of this Agreement, the parties shall promptly execute an amendment to this Agreement in a manner that does not adversely affect the other Customer.
          Section 1.2 [...***...] Products. Alloy JV may [...***...] in each case to the extent requested by a Customer in such Customer’s Specifications, except (a) in the event that the parties thereto have agreed to such in accordance with the terms of the Joint Venture Agreement or (b) any [...***...] by-products produced as a result of Product production for Customers in the ordinary course. If the parties agree to the production of products other than [...***...] the parties hereto shall promptly execute, to the extent necessary, an amendment to this Agreement.
ARTICLE II
QUANTITY AND ALLOCATION
          Section 2.1 Minimum Product Commitment. For each calendar year, each Customer shall purchase its allocated share of the volume of Product produced by Alloy JV in such year pursuant to the production plan agreed pursuant to the terms of the Joint Venture Agreement (the “Production Plan”). In the event that a Customer does not wish to purchase any portion of its allocation of Product, such Customer shall act in accordance with Section 2.3.
          Section 2.2 Allocation of Product Production Capacity. Alloy JV shall allocate fifty-one percent (51%) of its total annual production capacity, as measured in metric tons of shippable Product produced for the Customers pursuant to the Specifications (“Customer Output Capacity”), meeting the GMI Specifications to GMI and shall allocate forty-nine percent (49%) of its total annual Customer Output Capacity to DCC as [...***...] silicon meeting DCC Specifications. In the event that a Customer changes its required Specifications, any production capacity [...***...] as a result of such change in Specifications (whether as a result of the conversion of equipment to accommodate such change or otherwise) shall be [...***...] to such Customer. In the event that Alloy JV produces [...***...] silicon as a by-product in the ordinary course of Product production, such silicon shall be included in the Product allocated to GMI to the extent that, but only to the extent that, such Product (a) meets GMI’s Specifications and (b) as of the time that such silicon is produced, GMI has not taken all of its allocation of such Product pursuant to the Production Plan and the timing of such is consistent with GMI’s anticipated receipt of such Product. Any such silicon that is not allocated to GMI pursuant to the foregoing sentence shall be sold by Alloy JV to third parties. If Alloy JV operates more than the [...***...] furnaces that are in operation as of the Effective Date, GMI shall be entitled to fifty-one percent (51%) and DCC shall be entitled to forty-nine percent (49%) of such additional Customer Output Capacity.
          Section 2.3 Option to Purchase Unwanted and Unused Allocation. If either Customer does not wish to purchase any portion of its allocation of Product that has not yet been produced (and is not in process) by Alloy JV, such Customer shall provide written notice to the other Customer and Alloy JV at least sixty (60) days prior to the scheduled production of such Product of the amount of Product it wishes not to purchase (the “Non-Purchased Product”) and, subject to this Section 2.3, such Customer shall not be required to purchase the Non-Purchased Product. Within thirty (30) days following receipt of any such notice, the other Customer shall have the option, upon written notice to Alloy JV and the other Customer, to elect to purchase any or all of such allocation of Non-Purchased Product (which shall be produced according to such other Customer’s Specifications), at [...***...] and Alloy JV shall invoice such purchase in accordance with Article IV herein. If such other Customer does not purchase all of the Non-Purchased Product, then:
          (a) the Customer that wishes to purchase less than its full allocation of Product (the “Short Customer”) shall [...***...] Alloy JV in [...***...] that would have been [...***...] the amount of Product [...***...] that the parties reasonably anticipate will be [...***...] produced such Product [...***...].
          (b) the Short Customer shall continue to be obligated to take its allocated share of any Product that is finished or in process at the time that Alloy JV receives notice that the Short Customer desires to take less than its allocated share of Product; and
          (c) [...***...].
An illustration of the shortfall amount attributable to unwanted Product is attached as Exhibit A. Notwithstanding the foregoing, the parties may, by mutual agreement, determine to change the total Product output of Alloy JV on a proportional basis and the related [...***...] without any Customer then being required to comply with the provisions of Section 2.3, unless a Customer does not wish to purchase any portion of its allocation of Product based on the new arrangements then set. All amounts [...***...] shall be invoiced to such Short Customer in accordance with Section 4.5 and with the identification of [...***...] set forth on Schedules A and B hereto.
          Section 2.4 Product Use; Internal Need. [...***...]. For the avoidance of doubt, the term “affiliates” includes all joint ventures to which DCC or any of its direct or indirect subsidiaries is a party.

ARTICLE III
COMPLIANCE WITH LAW
          Section 3.1 Compliance with Laws. Alloy JV shall use its reasonable best efforts to comply with, and to ensure that the Product is manufactured in accordance with, applicable Laws (as defined in the Purchase Agreement). Upon the request of a Customer, Alloy JV shall provide such Customer such information as may be reasonably required for the Customer to comply with all Laws with respect to the Product. Without limiting Alloy JV’s obligation to comply with the Specifications, Alloy JV shall further:
          (a) adhere to industry standards for quality control and safe handling;
          (b) upon the request of a Customer or if required by Law, send each Customer (i) a copy of current Material Safety Data Sheets covering the Product and (ii) timely updates thereto; and
          (c) collaborate with each Customer in the implementation of environmental, health and safety practices relating to the Product. Such practices shall include, but without being limited thereto, handling, storage, use, disposal, recycling, waste minimization and waste management of the Product.
          Section 3.2 Equal Employment Opportunity. In furtherance of the foregoing, Alloy JV shall use its reasonable best efforts to comply in all material respects with all applicable Laws, including but not limited to the applicable provisions (as amended) of: Paragraphs 1-7 of Section 202 of Executive Order 11246 of September 24, 1965 (Equal Employment Opportunity); the Fair Labor Standards Act of 1938 (29 U. S. C. Sec. 201-219); the Walsh-Healey Public Contracts Act (41 U. S. C. Sec. 35-45); the Work Hours and Safety Act of 1962 (40 U. S. C. Sec. 327-332); the Vietnam Era Veterans Readjustment Act of 1974 (38 U. S. C. Sec. 4211-4212); the Rehabilitation Act of 1973 (29 U. S. C. Sec. 793); the Occupational Safety and Health Act of 1970 (29 U. S. C. Sec. 651-678); and the Department of Transportation Regulations regarding packaging and labeling (49 C. F. R.).
          Section 3.3 Requirements and Standards. In addition to the requirements set forth in this Article III, in connection with the operation of Alloy JV, Alloy JV shall comply with Section 4.18 of the Joint Venture Agreement (Company Policies).
ARTICLE IV
PRICE AND PAYMENT
          Section 4.1 Price. Subject to Section 4.2, 4.3 and 4.4, for each metric ton of Product produced for a Customer, such Customer shall pay [...***...] per metric ton (the “Price”).
          Section 4.2 Budgeted Cost. [...***...].

          Section 4.3 Actual Cost. During each Price True-Up, the parties shall discuss, with a view towards presenting an agreed upon position to the Board of Representatives of Alloy JV, the [...***...]. In determining [...***...]
[...***...]
[...***...]
[...***...]
[...***...]
[...***...].

          Section 4.4 Price True-Up. [...***...].
          Section 4.5 Payment. Alloy JV shall invoice each Customer (a) within [...***...] days after the end of each month for Product produced according to such Customer’s Specifications and delivered to such Customer during such month and any amounts required to be reimbursed or paid by such Customer to Alloy JV pursuant to this Agreement (including Section 2.3) with respect to activities during such month and (b) within [...***...]. Invoices shall be issued to both Customers on the same day and shall be due and payable no later than [...***...] days after the Customer’s receipt of an invoice. If either Customer does not pay an invoice in full when due, Alloy JV shall be entitled to (a) charge interest on any unpaid amount at the rate of [...***...] per month, which interest shall accrue daily from the due date until such time as such amount is paid in full; and (b) in the event that a Customer’s payment is more than [...***...], refrain from [...***...].
ARTICLE V
FORECASTING AND MEETINGS
          Section 5.1 Annual Production Planning Meeting.
          (a) Minimum Product Production. Alloy JV shall use commercially reasonable efforts to produce an aggregate of 70,000 metric tons of Product during each calendar year during the term of the Agreement, unless otherwise agreed by the parties in the Production Plan agreed for such year. The Customers acknowledge that the foregoing is a target and that actual production shall take into account such items as planned maintenance and downtime as well as the availability of raw materials, power, employees on commercially viable terms and other operational constraints that may arise, which events the Alloy JV shall address in good faith and in the ordinary course of business.
          (b) Annual Production Planning Meeting. The parties shall, through the Operating Committee appointed pursuant to the Joint Venture Agreement (“Operating Committee”), hold an annual production planning meeting at a mutually convenient time in the first two (2) weeks of November of each year (the “Annual Production Planning Meeting”) to discuss, with a view towards presenting an agreed upon position to the Board of Representatives of Alloy JV, Alloy JV’s production and delivery schedule for the following calendar year (the “Schedule”), including (i) the total Customer Output Capacity planned for the following calendar year, (ii) the volume of Product to be produced according to each Customer’s Specifications, (iii) the production schedules relating thereto, (iv) any planned shutdown of the Alloy JV plant, (v) the costs for any intercompany transactions, including whether a Customer believes that it can provide any key raw material used in the production of the Product (with equivalent or better quality) to Alloy JV at a lower cost than Alloy JV is paying at such time (including the cost to terminate any agreement in effect at such time with respect to such key raw material, provided that, with respect to any such supply agreements that are between a Customer or one of its Affiliates and Alloy JV, such breakage fees must be reasonable) and, if so, the terms of such arrangement, and (vi) the output requirements of each Customer, including any proposed changes to a Customer’s Specifications and the effect of such changes on the cost of production (any such changes shall be permissible without the prior written consent of the other Customer, provided that such changes do not adversely affect, in any material respect, such other Customer). To the extent that the Operating Committee is able to reach an agreed position, the recommended Schedule and the other recommendations of the parties with respect to the other items set forth in this Section 5.1(b) and Sections 4.2 and 4.3 shall be memorialized in a writing and forwarded to the Board of Representatives of Alloy JV at the conclusion of the Annual Production Meeting. Without limiting the foregoing, during the Annual Production Planning Meeting, the parties shall discuss the scheduling of the production time of the plant to accommodate the output needs of each Customer consistent with the use of the capacity dedicated to each Customer, as specified in Section 2.2, except as otherwise mutually agreed by the parties in writing, with the final decision relating thereto to be made by the Board of Representatives of Alloy JV. For the remainder of 2009, (1) the Price per metric ton of Product is budgeted at [...***...], subject to adjustment to reflect [...***...] plus [...***...] per metric ton and (2) the Schedule shall be as previously agreed upon.
          (c) Key Raw Materials. If a Customer [...***...] key raw material used in the production of Product for both Customers pursuant to the Production Plan (other than with respect to electrodes, which shall be the subject of that certain Electrode Supply Agreement, dated as of the date hereof, by and between Ningxia Yonvey Coal Industry Co., Ltd. and Alloy JV, as it may be amended from time to time), the price for the Product will be [...***...].

          Section 5.2 Quarterly Meetings. The Customers and Alloy JV shall, through the Operating Committee, meet quarterly during the month immediately prior to the end of each calendar quarter to (a) discuss, with a view towards presenting an agreed upon position to the Board of Representatives of Alloy JV, any adjustments to the then-current Schedule and/or (b) subject to Section 2.3, discuss any changes in the total output production.
ARTICLE VI
SHIPMENT, DELIVERY [...***...]
          Section 6.1 Delivery. Shipments of Product will be made free carrier at Alloy JV, Alloy, West Virginia. Delivery shall be deemed to have occurred (a) for Product that is not [...***...] a Customer pursuant to Section 6.4, at such time as such Product is delivered to such Customer’s carrier and (b) for Product that is [...***...] a Customer pursuant to Section 6.4, at such time as such Product is [...***...] provided that, upon such Customer’s request, such Product shall be removed from [...***...] and loaded into Customer’s containers. Each Customer shall select the carrier and the routing for its respective deliveries. Alloy JV shall crush and load Product to the applicable Customer’s rail cars or truck. All references in this Agreement to delivery terms and the transfer of Product ownership shall use and refer to the Incoterms as published by the International Chamber of Commerce, 2000 edition.
          Section 6.2 Transport. Alloy JV shall deliver the Product to each Customer in accordance with the applicable Schedule. If the Product is not available for shipping to the applicable Customer within five (5) business days of the time specified in the Schedule, such Customer may expedite routing and debit Alloy JV’s account for any expediting charges.
          Section 6.3 Product Inspection. All Product will be subject to final inspection and approval by each Customer within the earlier of (i) the date [...***...] after the date on which Customer has received both the applicable Product delivery at such Customer’s site and the related certificate(s) of analysis and (ii) the date [...***...] days after the date on which both such Product has been placed [...***...] and Customer has received the related certificate(s) of analysis as contemplated by Section 6.4. A Customer may reject any Product that does not meet the applicable Specifications or contains foreign material, even if such Customer has [...***...]. In such case, Alloy JV shall, at the Customer’s option, either (a) replace the non-conforming Product, provided that such Customer shall designate, in its reasonable discretion, when such replacement shall be furnished to such Customer, and provided further that such Customer shall provide Alloy JV with no less than ten (10) business days prior written notice of such date, (b) refund the Price of the non-conforming Product and deduct the volume of the non-conforming Product from such Customer’s Product commitment pursuant to Section 2.1 during the applicable calendar year or (c) if Alloy JV cannot replace such non-conforming Product within [...***...] days of notice to Alloy JV of the rejection thereof, to the extent such Customer [...***...] Alloy JV shall, in accordance with Section 4.4, refund the Price of the non-conforming Product and [...***...] provided that for purposes of this Section 6.3, such cost shall not exceed the [...***...].

Any production capacity spent manufacturing replacement Product shall be allocated in proportion to the allocation of Product under Section 2.2. Without limiting the foregoing, Alloy JV shall arrange, at its own expense, for prompt return or disposal of non-conforming Product, which disposal may include the sale by Alloy JV of such non-conforming Product to a third party.
          Section 6.4 [...***...]
          (a) [...***...]. At any time before Alloy JV has initiated shipment of Product to a Customer, such Customer may elect to [...***...] such Product [...***...] metric tons of Product per Customer at any given time, provided that to the extent that a Customer does not use its allocated maximum, the other Customer may avail itself of such [...***...] until such time as the original Customer requires such [...***...]. To the extent that Alloy JV acquires or develops additional [...***...] in excess of the [...***...] available in the aggregate to Customers at Alloy JV as of the Effective Date, Alloy JV shall take commercially reasonable steps to accommodate a Customer’s request to [...***...] Product, for which such Customer shall be charged in accordance with Section 6.4(c). The applicable Customer shall have title to any such [...***...] Product. DCC may use [...***...] afforded to it under this Agreement for Product produced for it under this Agreement or for product being supplied to it by GMI or its affiliates pursuant to other arrangements. For avoidance of doubt, with respect to DCC, the foregoing agreement to [...***...] metric tons of Product shall supersede any other agreement with respect to DCC’s [...***...] at Alloy JV, unless such other agreement references this Agreement and modifies its terms.
          (b) [...***...] Conditions. Alloy JV shall comply with the following [...***...] conditions:
               (i) the [...***...] shall be in a secure covered location with locked doors or gates and signs will be posted at all entrances to the [...***...] with the following language: [...***...] Each Customer may inspect the [...***...] and Product [...***...] upon reasonable notice and at reasonable times;
               (ii) the Product will be [...***...] free from contamination by water, oil, scrap wood, scrap steel, concrete pieces or other contaminates; and
               (iii) Alloy JV shall identify the furnace taps associated with [...***...] and will communicate the relevant tap quality data associated with Product loaded into each of Customer’s containers.
          (c) Charges. Product [...***...] will be invoiced to the applicable Customer pursuant to Article IV minus a [...***...] allowance for fines losses. A daily [...***...] report will be issued to each Customer each business day specifying [...***...]. Alloy JV shall charge each Customer an amount equal to the actual cost incurred by Alloy JV for [...***...] of each metric ton of Product [...***...] per calendar month based on the average number of metric tons of Product [...***...] for such Customer during each month, and invoice each Customer accordingly at the end of each calendar month. Each invoice for such [...***...] services shall be paid in accordance with Section 4.5.
ARTICLE VII
TERM AND TERMINATION
          Section 7.1 Term. This Agreement shall commence as of the Effective Date and shall continue in perpetuity until terminated pursuant to Section 7.2.
          Section 7.2 Automatic Termination. This Agreement shall automatically terminate upon the dissolution or liquidation of Alloy JV in accordance with the Joint Venture Agreement.
ARTICLE VIII
AUDIT RIGHTS
          Section 8.1 Right to Audit.
          (a) Upon reasonable prior written notice, each Customer and its representatives shall have the right to conduct in-depth audits of (a) Alloy JV’s operations, including its facilities and books and records, and (b) the basis for the Actual Cost charged by Alloy JV to such Customer, in connection with this Agreement, one (1) time per calendar year or more frequently if reasonably required in order to comply or remain in compliance with any applicable Law. Each Customer shall bear the costs of all audits conducted by such Customer.
          (b) Alloy JV shall provide the auditing Customer and its employees, contractors, agents, or other representatives with such information, reasonable assistance and access to Alloy JV’s premises, employees and books and records as is reasonably necessary in order for such Customer to fully and promptly carry out each audit. Alloy JV shall ensure that all of its personnel reasonably cooperate with any such audit. Any such audit shall occur during Alloy JV’s normal business hours.
          (c) If a Customer’s exercise of its rights under this Section 8.1 results in audit findings that Alloy JV has failed to perform its obligations under this Agreement, the auditing Customer shall make the audit findings available to Alloy JV and the other Customer. The Customers and Alloy JV shall use commercially reasonable efforts to agree to a remedial plan and a timetable for achievement of the planned actions and/or improvements. Following such agreement, Alloy JV shall implement that plan in accordance with the agreed time table and shall confirm its completion by a notice in writing to such Customer.
          (d) If a Customer’s exercise of its rights under this Section 8.1 results in audit findings that a Customer has overpaid or underpaid for Product (in each case after giving effect to a Price True-Up for the applicable period) then (i) in the event of an overpayment, Alloy JV shall pay such Customer’s overpayment, or (ii) in the event of an underpayment, such Customer shall pay Alloy JV an amount equal to such underpayment, in each case within thirty (30) days following such delivery to Alloy JV of the audit findings unless disputed by Alloy JV, in which case, promptly following final determination of such dispute in accordance with Article X.
ARTICLE IX
CONFIDENTIALITY
          Section 9.1 Confidential Information. The contents of this Agreement and all information furnished to one party by any other party or derived from the information furnished by a party in the performance of this Agreement (“Confidential Information”) are to be kept confidential between the parties, not disclosed to any third party and not used by a receiving party except as permitted herein and except for the specific purpose of performing its obligations or exercising its rights hereunder. Each party shall inform those performing services on its behalf in accordance with this Agreement of these obligations and shall be responsible for all violations by such persons of this Article IX. Each party agrees to furnish technical and business information as reasonably required to satisfy the requirements of this Agreement only to the extent that each party is legally free to disclose such information. Notwithstanding the foregoing, each party may share such Confidential Information with its affiliates (including for the purpose of this Section 9.1, entities owning directly or indirectly fifty percent (50%) or more of its stock). This Article IX shall survive the termination of this Agreement.
          Section 9.2 Exceptions. Each party may disclose (subject to applicable Laws) Confidential Information of another party if (a) any such Confidential Information is or becomes generally available to the public other than as a result of disclosure by a party (or any of its affiliates) that does not own such Confidential Information, (b) any such Confidential Information (including any report, statement, testimony or other submission to a governmental authority) is required by applicable Laws, including but not limited to applicable securities laws and accounting regulations, after prior notice of such intention to disclose has been given to the disclosing party to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law, (c) any such Confidential Information is reasonably necessary to be disclosed in connection with any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), (d) any such Confidential Information was or becomes available to a party on a non-confidential basis and from a source (other than a party to this Agreement or any affiliate or representative of such party) that is not bound by a confidentiality agreement with respect to such information or (e) any such Confidential Information is in such party’s lawful possession as of the Closing Date or independently developed after the Closing Date without the aid, application or use of any information that is to be kept confidential under this Article IX as evidenced by a written record proving such independent development.

ARTICLE X
DISPUTE RESOLUTION
          Section 10.1 Disputes. If a dispute arises under this Agreement such dispute shall first be referred for resolution to the Operating Committee. If the Operating Committee is unable to resolve such matter within ten (10) days, the parties shall escalate such dispute to the senior officers of each party, as applicable, set forth in Exhibit B, as may be amended by each party from time to time (the “Senior Officers”), by providing written notice of the dispute specifying the nature of the dispute to the other party’s (ies’) Senior Officer. Upon the other party’s (ies’) Senior Officer’s receipt of this notice, the applicable Senior Officers shall, within five (5) business days, enter into discussions concerning the dispute. If the dispute is not resolved as a result of such discussions within ten (10) days, such dispute shall be referred by the Senior Officers to non-binding mediation (with such mediator to be reasonably agreed by the parties to such dispute), or if the dispute is with respect to pricing related matters, final and binding arbitration. The expense of mediation and/or arbitration shall be borne equally between or among the parties to the dispute. Each party shall pay the fees and expenses of its own counsel.
          Section 10.2 Arbitration Procedures.
          (a) In the event that both Customers and Alloy JV are parties to a dispute and the interests of Alloy JV and GMI are adverse in such dispute, there shall be five (5) arbitrators, three (3) of whom shall be appointed individually by each party to the dispute and two (2) of whom shall be neutral arbitrators appointed by the American Arbitration Association (“AAA”), in each case in accordance with the last sentence of this Section 10.2(a). In the event there are only two parties to the dispute, or in the event that both Customers and Alloy JV are parties to the dispute but the interests of Alloy JV and GMI are not adverse in such dispute (in which case Alloy JV and GMI shall be treated as one party for purposes of this Section 10.2), there shall only be three (3) arbitrators, two (2) of whom shall be appointed individually by each party to the dispute and the two (2) appointed arbitrators shall choose a third arbitrator. Each party to a dispute shall choose an arbitrator within thirty (30) days of receipt by a party of the demand for arbitration. If any party fails to appoint an arbitrator within the time periods specified herein, such arbitrator shall, at any party’s request, be appointed by the AAA, pursuant to a listing, ranking and striking procedure in accordance with the Commercial Arbitration Rules of the AAA (“AAA Rules”). Any arbitrator appointed by the AAA shall have no less than fifteen (15) years of experience with large, complex commercial cases, and shall be an experienced arbitrator.
          (b) The language of the arbitration shall be English. The place of arbitration shall be New York, New York.
          (c) In addition to the authority conferred on the arbitral tribunal by the AAA Rules, the arbitral tribunal shall have the authority to order such production of documents and such depositions of witnesses as may reasonably be requested by either party or by the arbitral tribunal itself.

          (d) The award rendered in any arbitration commenced hereunder shall be final and binding upon the applicable parties and judgment thereon may be entered in any court of competent jurisdiction.
          (e) By agreeing to arbitration, the applicable parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and/or the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the applicable parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any applicable party to respect the arbitral tribunal’s orders to that effect.
          (f) Any arbitration hereunder shall be confidential, and the applicable parties, and their agents and the arbitrators shall not disclose to any non-party the subject of the arbitration, any information about the arbitration or the substance of the proceedings thereunder except (i) as may be required by Law, (ii) as necessary to enforce this Agreement to arbitrate or any award hereunder or (iii) to a party’s shareholders, provided that the disclosing party reasonably believes that such information is material to the disclosing party’s business.
ARTICLE XI
WARRANTIES, INDEMNIFICATION AND LIMITATION OF LIABILITY
          Section 11.1 Representations and Warranties. Each party represents and warrants that it has (a) all rights and authority required to enter into this Agreement and (b) taken all requisite corporate and other action to approve the execution, delivery and performance of this Agreement and it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.
          Section 11.2 Additional Warranties from Alloy JV. Alloy JV warrants that (a) the Product shall be free from defects in materials, (b) the Product shall conform to all Specifications or otherwise does not contain defects in workmanship and (c) the Customers shall receive good and valid title to the Product delivered hereunder. Any breach by Alloy JV of the warranties in Section 11.2(a) or (b) shall be handled in accordance with Section 6.3. The warranties of Alloy JV pursuant to 11.2(a) and 11.2(b) herein shall be in effect for a period of 18 months from the date of delivery of Product to a Customer (whether [...***...] or to the Customer’s site).
          Section 11.3 Disclaimer of Warranties. EXCEPT AS SPECIFIED ABOVE, THERE ARE NO EXPRESS WARRANTIES BY ANY PARTY. EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCT SUPPLIED.
          Section 11.4 Indemnification. Alloy JV shall indemnify, defend and hold harmless each Customer, and its respective personnel, successors and assigns from any and all losses, liabilities, damages and claims, and all related costs and expenses (including reasonable legal fees and disbursements and costs and expenses of investigation and litigation, and costs of settlement, judgment, interest and penalties) (“Losses”) and threatened Losses to the extent resulting from or arising out of any action, suit, proceedings, claim, demand, investigation or assessment made or brought by a third party (“Third Party Claims”) arising from, relating to or based on a claim that the manufacture or delivery of the Product by Alloy JV infringes the intellectual property rights of a third party.
          Section 11.5 Indemnification Procedures.
          (a) Notice. A Customer seeking indemnification under Section 11.4 shall give Alloy JV prompt notice of any Third Party Claim that may give rise to an indemnification obligation under Section 11.4, together with an estimated amount of such claim (if then estimable). Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice and in such case, only to the extent of such prejudice.
          (b) Defense against Third Party Claims. Alloy JV shall have the right to assume the defense (at its expense) of any such claim through counsel of Alloy JV’s choosing by so notifying the indemnified Customer within fifteen (15) business days of the first receipt by Alloy JV of such notice from the indemnified Customer; provided, however, that any such counsel shall be reasonably satisfactory to the indemnified Customer. In addition, if under applicable standards of professional conduct, a conflict between an indemnified Customer and Alloy JV exists in respect of such Third Party Claim, Alloy JV shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict (but not more than one firm of counsel). If Alloy JV assumes such defense, the indemnified Customer shall have the right to participate in the defense thereof (at its own expense). If Alloy JV chooses to defend or prosecute any Third Party Claim, Alloy JV shall not settle or compromise any litigation with respect to such Third Party Claim without the consent of the indemnified Customer.
          Section 11.6 Limited Liability. Except with respect to (a) Third Party Claims that are the subject of indemnification pursuant to Section 11.4, (b) claims arising out of Alloy JV’s gross negligence or willful misconduct, (c) personal injury, death or damage to tangible property caused by Alloy JV or its personnel, (d) fraudulent or criminal acts by Alloy JV or its personnel or (e) claims arising out of Alloy JV’s breach of the confidentiality provisions herein, Alloy JV’s liability and each Customer’s exclusive remedy shall be limited to, at each Customer’s option, as applicable, (x) replacement of non-conforming Product, (y) in the case of delayed shipments, expediting costs pursuant to Section 6.2 or (z) a refund of the Price of the non-conforming Product plus reimbursement of the incremental increase in the cost of purchasing Product from another source, provided that with respect to clause (z) such liability shall not exceed the [...***...].
          Section 11.7 No Special Damages. NO PARTY SHALL HAVE ANY LIABILITY FOR ANY LOSS OF PROFITS, SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY CONDITION OR, WARRANTY, EXPRESS OR IMPLIED, OR ANY DEFECT IN THE PRODUCT DELIVERED.

ARTICLE XII
MISCELLANEOUS
          Section 12.1 Amendments; No Waivers. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by instrument in writing signed by the parties, or in the case of a waiver, by the party waiving compliance. No delay on the party of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
          Section 12.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in person, by facsimile (receipt confirmed) or by overnight courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to GMI, to:
Globe Metallurgical Inc.
c/o Globe Specialty Metals, Inc.
One Penn Plaza
250 West 34th Street, Suite 2514
New York, New York 10119

Attention:	Stephen Lebowitz, Chief Legal Officer
Fax:	212-798-8185
E-mail:	slebowitz@glbsm.com
a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Attention:	Steven J. Gartner
William H. Gump
Fax:	212-728-8111
E-mail:	sgartner@willkie.com
wgump@willkie.com

if to DCC to:
Dow Corning Corporation
2200 W. Salzburg Road
Midland, MI 48686-0994

Attention:	Sue K. McDonnell
Senior Vice President, General Counsel & Secretary
Fax:	989-496-1709
E-mail:	sue.mcdonnell@dowcorning.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Attention:	David J. Friedman
Fax:	212-735-2000
E-mail:	David.Friedman@skadden.com
if to Alloy JV, to:
WVA Manufacturing, LLC
c/o Globe Specialty Metals, Inc.
One Penn Plaza
250 West 34th Street, Suite 2514
New York, New York 10119

Attention:	Stephen Lebowitz, Chief Legal Officer
Fax:	212-798-8185
E-mail:	slebowitz@glbsm.com
a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019

Attention:	Steven J. Gartner
William H. Gump
Fax:	212-728-8111
E-mail:	sgartner@willkie.com
wgump@willkie.com
          Section 12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The foregoing notwithstanding, neither Customer may assign its rights hereunder other than in connection with a transfer of an interest in the equity of Alloy JV, in accordance with the terms of the Joint Venture Agreement, and any other rights transferred or assigned in violation of the foregoing shall be null and void. In the event that DCC transfers any of its rights hereunder to an affiliate, DCC shall irrevocably and unconditionally guarantee to GMI the punctual and full performance of all the obligations (including performance of payment or contribution) of such affiliate pursuant to this Agreement. To the extent such affiliate of DCC fails to make any payment or contribution pursuant to this Agreement, DCC will make such payment or contribution specifically in accordance with the applicable provisions of this Agreement, as if such payment were being made by such affiliate.
          Section 12.4 Governing Law.
          (a) This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the law of the State of New York (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.
          (b) The application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods is excluded.
          Section 12.5 Jurisdiction. Except as otherwise contemplated by this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in New York, New York and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.2 shall be deemed effective service of process on such party.
          Section 12.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 12.7 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.
          Section 12.8 Entire Agreement. Subject to Section 16.15 of the Joint Venture Operating Agreement, this Agreement (including the Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof. For the avoidance of doubt, this Section 12.8 does not apply to that certain [...***...], which shall continue in full force and effect in accordance with its terms, except as amended by Section 6.4(a) hereof.

          Section 12.9 Third Party Beneficiaries. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a permitted successor or assign of such a party.
          Section 12.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          Section 12.11 Force Majeure.
          (a) Without limiting Section 2.1, if (i) Alloy JV is wholly or partially prevented from, or delayed in, providing Product or performing any of its obligations hereunder or (ii) a Customer is wholly or partially prevented from receiving Product or performing any of its obligations hereunder, in either case by reason of events beyond the applicable party’s reasonable control (including acts of God, fire, explosion, accident, floods, earthquakes, embargoes, epidemics, war, acts of terrorism, nuclear disasters, shortage of raw materials or available energy, or work stoppage) (each, a “Force Majeure Event”), then, the applicable party shall not be responsible for such failure to perform caused by such Force Majeure Event, and the time for performance will be extended for a period equal to the duration of the Force Majeure Event. Upon the occurrence of a Force Majeure Event, the affected party shall promptly give written notice to the other parties of the Force Majeure Event and of the expected duration of such Force Majeure Event.
          (b) In the event Alloy JV is wholly or partially prevented from, or delayed in, providing Product due to a Force Majeure Event, Alloy JV shall use commercially reasonable efforts to (i) avoid or remove the applicable Force Majeure Event, and (ii) resume normal production and delivery of Product with the least possible delay and the applicable Customer(s) shall not be charged for any undelivered Product.
          (c) In the event Alloy JV is only partially able to provide Product due to a Force Majeure Event, Alloy JV shall provide such Product to each Customer in accordance with the allocation of Customer Output Capacity set forth in Section 2.2.
          (d) In the event Alloy JV is unable to produce the amount of Product scheduled to be produced pursuant to the Production Plan due to a Force Majeure Event, and such shortfall cannot be made up by Alloy JV during the applicable calendar year, such shortfall shall be applied to each Customer in proportion to the allocation of Customer Output Capacity set forth in Section 2.2.
          Section 12.12 Construction; Interpretation.
          (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term “including” shall mean “including, without limitation,” (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Exhibits hereto) and not to any particular provision of this Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Agreement, unless otherwise specified, (iv) the word “or” shall not be exclusive, and (v) each of GMI, DCC and Alloy JV will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires). Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
          (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          (c) Any reference to any federal, state, local or non-United States statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
          Section 12.13 [...***...].
[Signature page follows]

          IN WITNESS WHEREOF, GMI, DCC and Alloy JV have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

GLOBE METALLURGICAL INC.
By:	/s/ Jeff Bradley
	Name:	Jeff Bradley
	Title:	Vice President

DOW CORNING CORPORATION
By:	/s/ Robert D. Hansen
	Name:	Robert D. Hansen
	Title:	Executive Vice President and General Manager Core Products Business

WVA MANUFACTURING, LLC
By:	/s/ Jeff Bradley
	Name:	Jeff Bradley
	Title:	Vice President

GLOBE SPECIALTY METALS, INC.
solely for purposes of Section 12.13 hereof
By:	/s/ Jeff Bradley
	Name:	Jeff Bradley
	Title:	Chief Executive Officer